Exhibit 99.2

G. Janelle Frost President & CEO AMERISAFE 337.463.9052

AMERISAFE INCREASES DIVIDEND BY 5.1%

Increases Quarterly Dividend from $0.39 to $0.41 Per Share

DeRidder, LA – February 25, 2026 – AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high-hazard industries, today announced that its Board of Directors has increased the quarterly dividend by 5.1%, from $0.39 to $0.41 per share.

The Board of Directors declared a quarterly cash dividend of $0.41 per share, payable on March 20, 2026, to shareholders of record as of March 13, 2026.

The Company began paying dividends in 2013. Since that time, the Company has declared $50.34 in dividends per share, comprising $13.09 in regular dividends and $37.25 in special dividends.

Additional information on the Company’s fourth quarter and 2025 full year earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, services, manufacturing, and maritime. AMERISAFE actively markets workers’ compensation insurance in 27 states.